Exhibit 99.2

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES $75 MILLION SHARE REPURCHASE AUTHORIZATION

CAMP HILL, PA - May 2, 2018 - Harsco Corporation (NYSE: HSC) today announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to $75 million of its common stock.

“The decision by Harsco’s Board of Directors to implement a share repurchase program demonstrates our confidence in our business strategy and enables us to deliver additional value to shareholders,” said President and CEO Nick Grasberger. “Harsco continues to perform well and each of our businesses is poised to benefit as we execute against key priorities and markets further improve. Our financial flexibility, underscored by a strong balance sheet and cash flow, allows Harsco to opportunistically return capital to shareholders while also making strategic investments to pursue growth.”

Purchases may be made through the open market in accordance with the requirements of the Securities and Exchange Commission, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which Harsco repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors including market conditions and other corporate considerations as determined by the Company’s management. The Company intends to finance the purchases with anticipated cash flows, and the repurchase program may be suspended or discontinued at any time.

About Harsco

Harsco Corporation is a diversified, global engineered products and services company serving the worldwide steel, railway and energy sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

# # #